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Exhibit 10.14
Promissory Note


Lender: Corporacion Pipasa, S.A
Borrower: Avicola Core Etuba, R.L.
Amount: $128,628
Currency: U.S. Dollars
Interest Rate: 11% fixed annual rate
Date of Issuance: January 31, 2001
Due Date: Due on demand